Exhibit 99.1

NEWS RELEASE

For immediate release

RadioShack Appoints Julie A. Dobson to Board of Directors

FORT WORTH, Texas, Sept. 19, 2011 — RadioShack Corp. (NYSE: RSH), a leading national retailer of innovative mobile and technology products, services and accessories, today announced that Julie A. Dobson, a 30-year veteran of the telecommunications and wireless industry, has been elected to the Company’s Board of Directors.

Ms. Dobson, 55, has served since 2002 as chairman of Telebright, Inc., a private consulting firm that oversees the development and launch of telecom software applications and mobile applications for business-to-business and business-to-consumer markets. She was previously the chief operating officer of a wireless venture, TeleCorp PCS, Inc., of Arlington, Va., from 1998 to 2002, when the firm was sold to AT&T Wireless Services, Inc.

“We welcome Julie Dobson as an important addition and resource to our Board,” said Daniel R. Feehan, RadioShack’s non-executive chairman of the board. “As we increase our focus on the mobility space, her background and experience in relevant technology, markets and operations will be invaluable.”

Ms. Dobson’s election expands the Board’s membership from seven to eight directors. She joins the Board’s Management Development and Compensation Committee.

Ms. Dobson earned her bachelor’s degree from The College of William and Mary in Williamsburg, Va., and her master’s of business administration from the University of Pittsburgh in Pittsburgh, Pa. She serves on the boards of the American Water Works Company, Inc., a multi-state publicly traded utility; PNM Resources, Inc., an energy holding company; and Safeguard Scientifics, Inc., which provides growth capital for life-sciences and technology firms.

About RadioShack Corporation

RadioShack is a leading national retailer of innovative mobile technology products and services, as well as products related to personal and home technology and power supply needs. The Shack® offers consumers a targeted assortment of wireless phones and other electronic products and services from leading national brands, exclusive private brands and major wireless carriers, all within a comfortable and convenient shopping environment. RadioShack employs approximately 33,000 people globally, including a team of friendly and helpful sales experts who are recognized for delivering the best customer service in the wireless industry. RadioShack’s retail network includes approximately 4,675 company-operated stores in the United States and Mexico, more than 1,475 wireless phone centers in the United States, and approximately 1,140 dealer outlets worldwide. For more information on RadioShack Corporation, please visit www.radioshackcorporation.com; to purchase items online, please visit www.radioshack.com. RadioShack® and The Shack® are registered trademarks licensed by RadioShack Corporation.

Analysts and investors contact:

Molly R. Salky, vice president of investor relations

817.415.3189 or molly.salky@radioshack.com

Members of the media contact:

Media relations

817.415.3300 or media.relations@radioshack.com

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